EXHIBIT 99.1

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

REPORTS RESULTS FOR THE QUARTER ENDED

SEPTEMBER 30, 2004

ATLANTIC CITY, November 12, 2004 - Resorts International Hotel and Casino, Inc. (“Resorts”), which owns and operates Resorts Atlantic City, a casino/hotel in Atlantic City, NJ, today, reported its operating results for the third quarter ended September 30, 2004.

Third Quarter 2004 Results

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the third quarter were $12.9 million as compared to $11.1 million in the year earlier quarter. The increase in EBITDA was primarily a result of the June 2004 opening of Resorts’ new 399-room Rendezvous Tower, Grand Lobby and related gaming space, which resulted in a $10.8 million increase in net revenues for the quarter. Net income for the quarter was $1.3 million compared to $3.5 million in the third quarter of 2003.

Gaming revenues for the quarter were $75.4 million, compared to $64.2 million for the comparable 2003 quarter. Net revenues for the quarter were $71.0 million, compared to $60.3 million in the prior year. Gaming volumes for the third quarter were up 20% and 19% for table drop and slot handle, respectively. This was offset slightly by a decrease in hold percentage in table games, to 14.2% in 2004, from 15.6% in 2003.

Gross rooms revenue for the third quarter increased $3.7 million over 2003, as a result of 29,000 additional occupied room nights due to the new 399-room Rendezvous Tower which opened in late June, and an increase in the average room rate during the quarter.

Year-to-Date 2004 Results

EBITDA for the nine months ended September 30, 2004 was $24.9 million as compared to $26.9 million for 2003. The decrease in EBITDA for 2004 is a direct result of the pre-opening expenses related to the opening of the new tower. Net loss for the period was $0.8 million compared to net income of $3.0 million in 2003.

Gaming revenues for the nine months ended September 30, 2004 were $193.1 million compared to $183.3 million in 2003. Net revenues for the 2004 period were $180.3 million compared to $171.4 million in 2003. The year over year increase was the result of the opening of the Rendezvous Tower and the related casino expansion in the third quarter. Gaming volumes for the nine months ended September 30, 2004 were up 5% and 4% for table drop and slot handle, respectively.

“We are extremely pleased with the results we have been able to achieve since the opening of our Rendezvous Tower,” said Nick Ribis, Vice Chairman of Resorts. “Customer reaction to our new tower has been overwhelmingly positive and has changed the atmosphere of the entire property. We believe our new room product has raised the standard for Atlantic City and that our revenue growth will continue to outpace market performance for some time.”

Capital Expenditures

The company invested $10.8 million of capital during the third quarter of 2004. Maintenance capital expenditures were $1.4 million and $9.4 million was expended relating to the hotel expansion. In the nine months ended September 30, 2004, the Company invested $64.8 million of capital, including $8.6 million for maintenance capital expenditures and $52.1 million for the hotel expansion, in addition to $4.1 million of interest capitalized during the construction.

Non-GAAP Financial Measures

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement but is commonly used as a measure of a company’s performance. A reconciliation of EBITDA to Net income (loss) is attached to this release.

EBITDA is presented as supplemental disclosures because this is how the company reviews and analyzes its performance. This measure is used widely within the gaming industry as an indicator of performance and of the value of gaming companies.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

Resorts’ calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

Investor Conference Call

Management will conduct a conference call for holders of Resorts 11 1/2% First Mortgage Notes and investment analysts on Friday, November 12, 2004 at 3:00 p.m. EDT. Interested participants should call toll free 1-800-289-0572, ID: “Resorts Atlantic City 3rd Quarter Conference Call”. The digital rebroadcast can be accessed by calling 1-888-203-1112. International participants may call 913-981-5543 passcode I.D. 909266. A replay of the call will also be available at www.streetevents.com. After logon to www.streetevents.com, please enter “Resorts Atlantic City” to replay the call.

Readers are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Resorts may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the SEC (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): financial community and rating agency perceptions of Resorts, the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Resort’s operations. Access to available and feasible financing, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Resorts disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net revenues	$71,048	$60,296	$180,279	$171,414
Operating expenses	57,623	49,163	152,609	144,486
Pre-opening expenses	560	—	2,722	—
Depreciation and amortization	4,965	746	12,565	6,540

Income from operations	7,900	10,387	12,383	20,388

Interest income	119	238	400	1,088
Interest expense, net of capitalized interest	(5,859)	(4,590)	(13,283)	(14,819)
Other income (expense)	441	(45)	1,201	(265)

Income before income taxes	2,601	5,990	701	6,392

Provision for income taxes	(1,321)	(2,488)	(1,489)	(3,331)

Net income (loss)	$1,280	$3,502	$(788)	$3,061

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands)

Reconciliation of EBITDA to Net income (loss)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Total net revenues	$71,048	$60,296	$180,279	$171,414
Operating expenses	57,623	49,163	152,609	144,486
Pre-opening expenses	560	—	2,722	—

EBITDA (a)	12,865	11,133	24,948	26,928
Depreciation and amortization	4,965	746	12,565	6,540

Income from operations	7,900	10,387	12,383	20,388
Interest income	119	238	400	1,088
Interest expense	(5,859)	(4,590)	(13,283)	(14,819)
Other income (expense)	441	(45)	1,201	(265)
Provision for income taxes	(1,321)	(2,488)	(1,489)	(3,331)

Net income (loss)	$1,280	$3,502	$(788)	$3,061

(a)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included, as we believe it is a commonly used measure of operating performance in the gaming industry. We use EBITDA as the primary operating performance measurement in evaluating management’s performance. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	September 30, 2004	December 31, 2003
ASSETS

Cash and cash equivalents	$21,583	$28,417
Other current assets	16,510	13,738

Total current assets	38,093	42,155

Property and equipment, net	249,257	189,609
Other assets (including $10,216 and $50,358 of restricted cash and cash equivalents in 2004 and 2003, respectively)	28,579	70,922

Total assets	$315,929	$302,686

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$31,113	$26,783
Long-term debt, less current portion	192,982	183,281
Other long-term liabilities	5,591	5,591

Total liabilities	229,686	215,655

Common stock	—	—
Capital in excess of par	77,673	77,673
Retained earnings	8,570	9,358

Total shareholder’s equity	86,243	87,031

Total liabilities and shareholder’s equity	$315,929	$302,686